EXHIBIT 8.1

LIST OF SUBSIDIARIES OF YANZHOU COAL MINING COMPANY LIMITED

Name of Subsidiary	Country of incorporation/ registration and operation	Issued and fully paid capital/ registered capital	Proportion of registered capital/issued share capital held by the Company		Proportion of voting power held	Principal activities
			Directly	Indirectly
Yanmei Heze Nenghua Co., Ltd.	PRC	RMB600,000,000	95.67%	—	95.67%	Development of ancillary projects
Yancoal Australia Pty Limited	Australia	AUD64,000,000	100%	—	100%	Investment holding
Austar Coal Mine Pty Limited	Australia	AUD64,000,000	—	100%	100%	Coal mining business
Shangdong Yanmei Shipping Co., Ltd.	PRC	RMB5,500,000	92%	—	92%	Transportation via rivers and lakes and the sales of coal and construction materials
Yanzhou Coal Yulin Nenghua Co., Ltd.	PRC	RMB800,000,000	97%	—	97%	Development of 600,000 tonnes Methanol Project
Zhongyan Trading Co., Ltd. of Qingdao Bonded Area	PRC	RMB2,100,000	52.38%	—	52.38%	Trading and processing of mining machinery
Yanzhou Coal Shanxi Nenghua Co., Ltd.	PRC	RMB600,000,000	100%	—	100%	Investment holding
Shanxi Heshun Tianchi Energy Co., Ltd.	PRC	RMB90,000,000	—	81.31%	81.31%	Coal mining business
Shanxi Tianhao Chemicals Co., Ltd.	PRC	RMB150,000,000	—	99.85%	99.85%	Development of methanol project